                     SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934
                        (Amendment No.   )

Filed by the Registrant    X
                          ---

Filed by a party other than the Registrant
                                             ---

Check the appropriate box:

     Preliminary Proxy Statement
---
     Confidential, for Use of the Commission Only (as permitted
---  by Rule 14a-6(e)(2))

 X   Definitive Proxy Statement
---
     Definitive Additional Materials
---
     Soliciting Material Pursuant to section 240.14a-11(c) or
---  section 240.14a-12

                     WILLBROS GROUP, INC.
        ------------------------------------------------
        (Name of Registrant as Specified In Its Charter)

                        Not Applicable

---------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 X   No fee required.
---
     Fee computed on table below per Exchange Act Rules 14a-
---  6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

          -------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

          -------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          -------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          -------------------------------------------------------

     (5)  Total fee paid:
                        -----------------------------------------

     Fee paid previously with preliminary materials.
---

     Check box if any part of the fee is offset as provided by
--- Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
                                  -------------------------------
     (2)  Form, Schedule or Registration Statement No.:
                                                        ---------
     (3)  Filing Party:
                         ----------------------------------------
     (4)  Date Filed:
                      -------------------------------------------

[LOGO]                WILLBROS GROUP, INC.
                     Dresdner Bank Building
                     50th Street, 8th Floor
                        P.O. Box 850048
                  Panama 5, Republic of Panama

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     To Be Held May 6, 1999

To the Stockholders of
WILLBROS GROUP, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of
Stockholders of Willbros Group, Inc., a Republic of Panama corporation (the "Company"), will be held at the Bristol Hotel, Avenida Aquilino De La Guardia, Panama City, Panama, on Thursday,
May 6, 1999, at 9:00 a.m., local time, for the following purposes:

       1. To elect two directors of the Company to Class III for three-year terms;

       2. To consider and act upon a proposal to approve the Willbros Group, Inc. 1996 Stock Plan and the amendment thereto described in the accompanying proxy statement;

       3. To consider and act upon a proposal to ratify the appointment of KPMG as the independent auditors of the Company for 1999; and

       4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 29, 1999, as the record date for the meeting, and only holders of the Company's Common Stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.

                                      By Order of the Board of Directors,



                                      John N. Hove
                                      Secretary

Panama City, Panama
March 31, 1999




     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE
ENCLOSED ENVELOPE.   IF YOU DO ATTEND THE MEETING, YOU MAY
WITHDRAW YOUR PROXY AND VOTE IN PERSON.

[LOGO]                WILLBROS GROUP, INC.
                     Dresdner Bank Building
                     50th Street, 8th Floor
                        P.O. Box 850048
                  Panama 5, Republic of Panama

                        PROXY STATEMENT
               FOR ANNUAL MEETING OF STOCKHOLDERS
                     To Be Held May 6, 1999


             SOLICITATION AND REVOCATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Willbros Group, Inc., a Republic of Panama corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 6, 1999, or at any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying proxy were first sent on or about March 31, 1999, to stockholders of record on March 29, 1999.

     If the accompanying proxy is properly executed and returned, the shares represented by the proxy will be voted at the Annual Meeting. If a stockholder indicates in his or her proxy a choice with respect to any matter to be acted upon, that stockholder's shares will be voted in accordance with such choice. If no choice is indicated, such shares will be voted "FOR" (a) the election of all of the nominees for directors listed below,
(b) the approval of the Willbros Group, Inc. 1996 Stock Plan and the amendment described herein, and (c) the ratification of the appointment of the independent auditors. A stockholder giving a proxy may revoke it by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of the Company prior to or at the Annual Meeting, or by attending the Annual Meeting and voting in person.

     The expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying proxy, will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by the Board of Directors or employees of the Company who will not be additionally compensated therefor, but who may be reimbursed for their out-of-pocket expenses in connection therewith.

                 STOCKHOLDERS ENTITLED TO VOTE

     Stockholders of record at the close of business on March 29, 1999 (the "Record Date"), will be entitled to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 12,911,548 shares of Common Stock, par value $.05 per share of the Company (the "Common Stock"). Each share of Common Stock is entitled to one vote. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of the holders of a majority of the shares issued and outstanding at the Annual Meeting and entitled to vote will constitute a quorum for the transaction of business. Votes withheld from nominees for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board of Directors of the Company. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will have the effect of a negative vote. Abstentions, which may be specified on all proposals except the election of directors, will have the effect of a negative vote. A broker non-vote will have no effect on the outcome of the election of directors or the other proposals.

                          PROPOSAL ONE

                     ELECTION OF DIRECTORS

     The Restated Articles of Incorporation of the Company (the "Charter") provides that the Board of Directors of the Company (the "Board of Directors") shall consist of not less than three nor more than fifteen directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at nine. The Board of Directors is divided into three approximately equal classes. The terms of such classes are staggered so that only one class is elected at the annual meeting of stockholders each year for a three-year term. The term of the current Class III directors will expire at the Annual Meeting. The terms of the current Class I directors and the current Class II directors will expire at the annual meetings of stockholders to be held in 2000 and 2001, respectively.

     In accordance with the recommendation of the Nominating Committee, the Board of Directors has nominated Larry J. Bump and Guy E. Waldvogel for election as Class III directors.
Messrs. Bump and Waldvogel, who currently serve as Class III directors and whose terms expire at the Annual Meeting, are standing for re-election as Class III directors for terms expiring at the annual meeting of stockholders in 2002. One Board position in Class III is currently vacant. The Charter provides that any Board vacancies may be filled by the affirmative vote of a majority of the remaining directors. The Nominating Committee and the Board of Directors have not yet identified anyone to fill the vacancy. Accordingly, the accompanying proxy solicits your vote for only two directors.
The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Bump and Waldvogel. Should any nominee named herein become unable for any reason to stand for election as a director of the Company, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Nominating Committee may recommend and the Board of Directors may propose to replace such nominee. The Company knows of no reason why any of the nominees will be unavailable or unable to serve.

     The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the election of directors. The Board of Directors recommends a vote "FOR" each of the following nominees for directors.

Nominees for Directors

                           Class III
                    (Term Expires May 2002)

     Larry J. Bump, age 59, joined Willbros in 1977 as President and Chief Operating Officer and was elected to the Board of Directors. He was named Chief Executive Officer in 1980 and elected Chairman of the Board of Directors in 1981. He has over 35 years of international experience in pipeline construction and contracting industries, all of which were in management positions.

     Guy E. Waldvogel, age 62, has been a Director of Willbros since 1990. He has been a director and Chief Financial Officer of Heerema Holding Construction, Inc., a major marine engineering, fabrication and installation contractor in Geneva, Switzerland, for more than five years. He was formerly Senior Executive Vice President of Societe Generale de Surveillance, a leading international cargo inspection firm. Mr. Waldvogel also serves as a director of Bank Julius Baer (a Swiss public company).

     One Board position in Class III is currently vacant.

Directors Continuing in Office

                            Class I
                    (Term Expires May 2000)

     Melvin F. Spreitzer, age 60, joined Willbros in 1974 as Controller and was elected Vice President of Finance in 1978. He was elected Executive Vice President, Chief Financial Officer and Treasurer in 1987, and a Director in 1992. He was also Secretary from 1987 to 1996. He has over 23 years of corporate finance experience and is responsible for all aspects of financial management of the Company.

     Peter A. Leidel, age 42, has been a Director of the Company since 1992. He is a founder and has been a senior manager of Yorktown Partners LLC, which manages certain investment partnerships, since September 1997. From 1983 to September 1997, he was employed by Dillon, Read & Co. Inc., an investment banking firm, serving most recently as a Senior Vice President.
Mr. Leidel also serves as a director of Cornell Corrections, Inc.

     James B. Taylor Jr., age 60, was elected to the Board of Directors in February 1999. He is a founder and has been Chairman of the Board of Solana Petroleum Corp., a Canadian-based public oil and gas exploration and production company, since 1998. He retired in 1996 as Executive Vice President of Worldwide Exploration and Project Development of Occidental Oil and Gas Corp., an oil and gas exploration and production company, where he was responsible for operations in 27 countries.
Mr. Taylor has over 35 years of experience in the international energy business, including 28 years in various operational and management capacities with Occidental Petroleum Corporation and its operating subsidiaries.

                            Class II
                    (Term Expires May 2001)

     Michael J. Pink, age 61, has been a Director of the Company since October 1996. Since 1997 he has worked closely with Sidanco, a major Russian integrated oil company, as an advisor for operations. He also served as First Vice President of Sidanco from August 1997 to March 1998. From May 1994 through December 1996, Mr. Pink served as Group Managing Director of Enterprise Oil plc, an independent oil exploration and production company. Prior to that time, Mr. Pink spent 30 years with the Royal Dutch/Shell Group at various locations in Europe, the United States, Africa and the Middle East. He went to work for Shell as a petroleum engineer and held a variety of senior technical and management positions, including Chief Petroleum Engineer for Shell Deepwater Drilling Company, Operations Manager for Shell's Eastern Division operations in Nigeria, Head of Production Geology for Shell Internationale Petroleum in The Hague, Managing Director of Petroleum Development Oman, Shell's affiliate in Oman, and finally, Director of Exploration and Production for Shell Internationale Petroleum in The Hague.
Mr. Pink retired from Shell in 1994.

     John H. Williams, age 80, has been a Director of the Company since October 1996. Mr. Williams is engaged in personal investments. He was Chairman of the Board and Chief Executive Officer of The Williams Companies, Inc. ("Williams"), a major United States energy, communications and interstate transporter of natural gas and petroleum products company, prior to retiring at the end of 1978. Mr. Williams spent three decades building the Willbros business before it was sold by Williams in 1975.
Mr. Williams is also a director of Apco Argentina Inc., Unit Corporation and Westwood Corp. and is an honorary member of the Board of Directors of Williams.

     Paul A. Huber, age 42, joined Willbros in September 1998 as President and Chief Operating Officer. He was elected to the Board of Directors in October 1998. Prior to joining Willbros, Mr. Huber had served as President of the Americas for Kvaerner Process, an engineering and construction services company serving the energy industry, from June 1998 to September 1998. From 1991 to 1998, he was employed in various executive and operational capacities by Kvaerner John Brown and its affiliates and predecessors in London,

Houston and Tulsa.   From 1979 to 1991 he was employed in various
executive and operational capacities by Davy McKee and its affiliates and predecessors in Tulsa and Houston.

Compensation of Directors

     Employee directors receive no additional compensation for service on the Board of Directors or any committee thereof. Non-employee directors receive an annual retainer of $18,000 plus a fee of $1,000 per meeting for attending meetings of the Board of Directors and any committee thereof. Non-employee directors also automatically receive non-qualified stock options under the Willbros Group, Inc. Director Stock Plan (the "Director Plan"). Under the Director Plan, an initial option to purchase up to 5,000 shares of Common Stock is granted to each new non-employee director on the date such director is elected or appointed to the Board of Directors. Each non-employee director also receives annually an option to purchase 1,000 shares of Common Stock on the annual anniversary of the date on which such director received an initial option and on each succeeding annual anniversary of such date during the period of such director's incumbency. The option exercise price of each option granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant. A total of 125,000 shares of Common Stock is available for issuance under the Director Plan. During fiscal 1998, Messrs. Leidel and Waldvogel were each granted an option to purchase 1,000 shares of Common Stock at an exercise price of $11.75 per share and Messrs. Pink and Williams were each granted an option to purchase 1,000 shares of Common Stock at an exercise price of $6.625 per share. No options have been exercised under the Director Plan. All directors are reimbursed by the Company for out-of-pocket expenses incurred by them in connection with their service on the Board of Directors and any committee thereof.

Meetings and Committees of the Board of Directors

     During 1998, the Board of Directors held four meetings. Each director was present at 75% or more of the aggregate of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served during 1998. The Board of Directors has a standing Executive Committee, Audit Committee, Nominating Committee, Compensation Committee and Stock Plan Committee.

     During 1998, the Executive Committee was composed of Messrs. Bump (Chairman), Spreitzer and Williams. In February 1999, Mr. Huber was also elected to the Executive Committee. The Executive Committee is authorized to act for the Board of Directors in the management of the business and affairs of the Company, except with respect to a limited number of matters which include changing the size of the Board of Directors, filling vacancies on the Board of Directors, amending the By-laws of the Company, disposing of all or substantially all of the assets of the Company and recommending to the stockholders of the Company an amendment to the Articles of Incorporation of the Company or a merger or consolidation involving the Company. The Executive Committee did not meet during 1998.

     The Audit Committee is composed of Messrs. Leidel (Chairman) and Waldvogel, each of whom is a non-employee director of the Company. The Audit Committee recommends to the full Board of Directors the firm to be appointed each year as independent auditors of the Company's financial statements and to perform services related to the completion of such audit. The Audit Committee also has the responsibility to (a) review the scope and results of the audit with the independent auditors, (b) review with management and the independent auditors the Company's interim and year-end financial condition and results of operations, (c) consider the adequacy of the internal accounting, bookkeeping and other control procedures of the Company, and
(d) review any non-audit services and special engagements to be performed by the independent auditors and consider the effect of such performance on the auditors' independence. The Audit Committee also reviews at least once each year, the terms of all material transactions and arrangements, if any, between the Company and its directors, officers and affiliates. The Audit Committee held four meetings during 1998.

     The Nominating Committee is composed of Messrs. Williams (Chairman) and Pink, each of whom is a non-employee director of the Company. The Nominating Committee is responsible for recommending candidates to fill vacancies on the Board of Directors as such vacancies occur, as well as the slate of nominees for election as directors by stockholders at each annual meeting of stockholders. Additionally, the Nominating Committee makes recommendations to the Board of Directors regarding changes in the size of the Board of Directors. Qualifications considered by the Nominating Committee for director candidates include an attained position of leadership in the candidate's field of endeavor, business and financial experience, demonstrated exercise of sound business judgment, expertise relevant to the Company's lines of business and the ability to serve the interests of all stockholders. The Nominating Committee will consider director candidates submitted to it by other directors, employees and stockholders. The Company's Charter provides that nominations of candidates for election as directors of the Company may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder entitled to vote at such meeting who complies with the advance notice procedures set forth therein. These procedures require any stockholder who intends to make a nomination for director at the meeting to deliver notice of such nomination to the Secretary of the Company not less than 45 nor more than 90 days before the meeting. The notice must contain all information about the proposed nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee, including such nominee's written consent to serve as a director if so elected. If the Chairman of the meeting determines that a person is not nominated in accordance with the nomination procedure, such nomination will be disregarded. The Company expects that the annual meeting of stockholders to be held each year will be during the first week of May. The Nominating Committee held two meetings during 1998.

     During 1998, the Compensation Committee was composed of Messrs. Waldvogel (Chairman), Spreitzer and Williams. In February 1999, Mr. Taylor was also elected to the Compensation Committee. The Compensation Committee reviews and takes final action for and on behalf of the Board of Directors with respect to compensation, bonus, incentive and benefit provisions for the officers of the Company and its subsidiaries. The Compensation Committee meets at such times as may be deemed necessary by the Board of Directors or the Compensation Committee. The Compensation Committee held two meetings during 1998.

     During 1998, the Stock Plan Committee was composed of Messrs. Waldvogel (Chairman) and Williams, each of whom is a non-employee director of the Company. In February 1999, Mr. Taylor, who is also a non-employee director of the Company, was also elected to the Stock Plan Committee. The Stock Plan Committee administers the Willbros Group, Inc. 1996 Stock Plan. The Stock Plan Committee held two meetings during 1998.


                          PROPOSAL TWO

           APPROVAL OF THE WILLBROS GROUP, INC. 1996
           STOCK PLAN AND AMENDMENT NUMBER 1 THERETO

General

     Stockholder action at the Annual Meeting will be requested with respect to the approval of the Willbros Group, Inc. 1996 Stock Plan and Amendment Number 1 (the "Amendment") to such plan (as amended by the Amendment, the "1996 Stock Plan"). Approval of the 1996 Stock Plan by the stockholders will allow the employer of a participant in the 1996 Stock Plan, if it is a subsidiary of the Company and a U.S. taxpayer ("U.S. subsidiary employer"), to avoid the potential loss of tax deductions under
Section 162(m) of the U.S. Internal Revenue Code. Section 162(m) limits the deduction which a U.S. subsidiary employer may take for otherwise deductible compensation payable to certain executive officers of the Company, unless such compensation is performance-based, is approved by the Company's stockholders and meets certain other criteria. Accordingly, approval of this proposal will constitute approval of the Amendment and approval of the 1996 Stock Plan by the Company's stockholders for purposes of Section 162(m).

     The purpose of the Amendment is to (a) increase the total number of shares of Common Stock available for issuance under the 1996 Stock Plan from 1,125,000 shares to 2,125,000 shares and
(b) extend the date until which incentive stock options may be granted under the 1996 Stock Plan to 10 years from the date on which the Amendment is approved by the stockholders of the Company (i.e., May 5, 2009). The Amendment does not extend the date by which incentive stock options already granted under the 1996 Stock Plan must be exercised. As of March 1, 1999, there were 30,000 remaining shares of Common Stock reserved for future grants of awards under the 1996 Stock Plan. If the Amendment to the 1996 Stock Plan is approved by the stockholders of the Company, the total number of shares of Common Stock reserved for future grants of awards under the 1996 Stock Plan would be 1,030,000 shares and represent approximately 8.0 percent of the Company's total outstanding shares of Common Stock on March 1, 1999.

     A copy of the Amendment is attached hereto as Exhibit A.
The Amendment, which was approved by the Board of Directors on February 24, 1999, will not take effect unless approved by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. The purpose of the 1996 Stock Plan is to strengthen the ability of the Company to attract and retain well-qualified executive and managerial personnel and to encourage stock ownership by such personnel in order to increase their proprietary interest in the Company's success.
The Company relies heavily upon stock options to compensate its executive and managerial personnel and desires to continue that practice because it believes that stock options encourage and reward effective management that results in long-term corporate financial success, as measured by stock price appreciation.

Summary of the 1996 Stock Plan

     General. In 1996, the Board of Directors adopted, and the stockholders of the Company approved, the Willbros Group, Inc. 1996 Stock Plan. The 1996 Stock Plan provides for awards to key employees of the Company, including officers and directors who are also employees of the Company. The 1996 Stock Plan provides that during any calendar year, no participant may be granted awards with respect to more than 150,000 shares, subject to certain adjustments. The stock issuable under the 1996 Stock Plan may be authorized and unissued shares or treasury shares.
If any shares subject to any award are forfeited or payment is made in a form other than shares or the award otherwise terminates without payment being made, the shares subject to such awards will again be available for issuance under the 1996 Stock Plan. In addition, the number of shares deemed to be issued under the 1996 Stock Plan upon exercise of a stock option will be reduced by the number of shares surrendered in payment of the exercise or purchase price of such stock option.

     The 1996 Stock Plan is administered by the Stock Plan Committee of the Board of Directors (the "Committee"). The members of the Committee are not eligible for awards under the 1996 Stock Plan. The Committee is authorized to determine plan participants, the types and amount of awards to be granted and the terms, conditions and provisions of awards, prescribe forms of award agreements, interpret the 1996 Stock Plan, establish, amend and rescind rules and regulations relating to the 1996 Stock Plan and make all other determinations which may be necessary or advisable for the administration of the 1996 Stock Plan. Although a determination has not been made as to the number of employees currently eligible for consideration as participants in the 1996 Stock Plan, there are 62 individuals who currently hold awards under the 1996 Stock Plan.

     Summary of Awards. The 1996 Stock Plan permits the granting of any or all of the following types of awards: (a) stock options, (b) stock appreciation rights ("SARs"), and
(c) restricted stock. Generally, awards under the 1996 Stock Plan are granted for no consideration other than prior and future services. Awards granted under the 1996 Stock Plan may, in the discretion of the Committee, be granted alone or in addition to, in tandem with or in substitution for any other award under the 1996 Stock Plan or other plan of the Company. Such grants could include grants of options after a decline in the market price of the Company's Common Stock in substitution for previously granted options having a higher exercise price. The Company has never "repriced" options previously granted. However, no assurance can be given that the Company will never "reprice" options.

     Stock options granted pursuant to the 1996 Stock Plan may, at the discretion of the Committee, be either incentive stock options ("ISOs"), within the meaning of Section 422 of the U.S. Internal Revenue Code, or non-qualified stock options. The exercise price of an ISO may not be less than the fair market value of the Common Stock on the date of grant (or 110 percent of such fair market value in the case of ISOs granted to employees who possess more than 10 percent of the combined voting power of all classes of stock of the Company (a "10% employee")). In the case of non-qualified stock options, the exercise price shall be as determined by the Committee in its sole discretion, except that it shall not be less than 85 percent of the fair market value of the Common Stock on the date of grant. Options granted pursuant to the 1996 Stock Plan are exercisable in whole or in part at such time or times as determined by the Committee, except that ISOs may not be exercised after the expiration of ten years from the date granted (5 years in the case of a 10% employee). Generally, options may be exercised by the payment of cash, promissory notes, stock or a combination thereof.

     Any SARs granted under the 1996 Stock Plan will give the holder the right to receive cash or stock in an amount equal to the difference between the fair market value of a share of Common Stock on the date of exercise and the grant price. The grant price of an SAR is determined by the Committee but may not be less than the fair market value of a share of Common Stock on the date of grant. Methods of exercise and settlement and other terms of SARs are determined by the Committee.

     The Committee may award restricted stock, generally consisting of shares which may not be disposed of by participants until certain restrictions established by the Committee lapse. Such restrictions may lapse in whole or in installments as the Committee determines. A participant receiving restricted stock will have all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any dividends, unless the Committee otherwise determines. Upon termination of employment during the restriction period, restricted stock will be forfeited, subject to such exceptions, if any, as are authorized by the Committee.

     Awards generally are not transferable other than by will or the laws of descent and distribution; however, the Committee may permit the transfer of awards (other than ISOs and SARs in tandem therewith) for estate planning purposes. In the event of any change affecting the shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change or any distributions to Common Stock holders, the Committee may make such substitution or adjustment in the aggregate number or kind of shares which may be distributed under the 1996 Stock Plan and in the number, kind and exercise, grant or purchase price of shares subject to the outstanding awards granted under the 1996 Stock Plan, or make provisions for a cash payment relating to any award, as it deems to be appropriate in order to maintain the purpose of the original grant.

     Amendment to and Termination of the 1996 Stock Plan. The Board of Directors may amend, alter, suspend, discontinue or terminate the 1996 Stock Plan without the consent of stockholders or participants, except that stockholder approval of such action will be sought if such approval is required by any federal or state law or regulation, to the extent the action is required to be approved by stockholders in connection with having any outstanding awards comply with the requirements of Section 162(m) of the U.S. Internal Revenue Code, or if the Board of Directors in its discretion determines that obtaining such stockholder approval is advisable. Unless earlier terminated by the Board of Directors, the 1996 Stock Plan will terminate when no shares remain reserved and available for issuance, and the Company has no further obligation with respect to any award granted under the 1996 Stock Plan.

     The 1996 Stock Plan currently provides that no ISO may be granted thereunder after April 15, 2006. The Amendment would, by deleting this provision, extend the date until which ISOs may be granted under the 1996 Stock Plan to 10 years from the date on which the Amendment is approved by the stockholders of the Company (i.e., May 5, 2009).

     Change of Control. In the event of a Change of Control of the Company, all outstanding awards under the 1996 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and freed of all restrictions. For purposes of the 1996 Stock Plan, a Change of Control is deemed to have occurred:
(a) upon the acquisition by any person of 20 percent or more of the Company's outstanding voting stock; (b) if individuals constituting the Board, or those nominated by at least two-thirds of such individuals or successors nominated by them, cease to constitute a majority of the Board; (c) upon stockholder approval of a merger, consolidation or similar transaction or consummation of any such transaction if stockholder approval is not required;
(d) upon approval of a plan of liquidation or the sale or disposition of substantially all of the Company's assets; or (e) if the Board adopts a resolution to the effect that a Change of Control has occurred.

     U.S. Income Tax Consequences. The Company believes that under present U.S. tax laws the following are the U.S. income tax consequences generally arising with respect to awards granted under the 1996 Stock Plan. The grant of an option or SAR, will create no tax consequences for the participant or the Company. The participant will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply) and the Company will receive no deduction at that time. Upon exercising an option other than an ISO, a participant will recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock acquired on the date of exercise. Upon exercising an SAR, a participant will recognize ordinary income equal to the cash or the fair market value of the stock received on the date of exercise. In each case, the U.S. subsidiary employer generally will be entitled to a deduction for the amount recognized as ordinary income by the participant. The treatment to a participant of a disposition of shares acquired upon the exercise of an SAR or option depends on how long the shares have been held and on whether such shares are acquired by exercising an ISO or by exercising an option other than an ISO. Generally, there will be no tax consequences to a U.S. subsidiary employer in connection with a disposition of shares acquired under an option except that the U.S. subsidiary employer will be entitled to a deduction (and the employee will recognize ordinary income) if shares acquired under an ISO are disposed of before the applicable ISO holding periods have been satisfied.

     With respect to awards granted under the 1996 Stock Plan involving stock that is restricted as to transferability and subject to a substantial risk of forfeiture, a participant will recognize ordinary income equal to the fair market value of the shares received at the earlier of the time at which the shares become transferable or not subject to a substantial risk of forfeiture unless the participant elects to be taxed at the time of the award notwithstanding the restrictions (to minimize the tax payable in respect of the appreciation in the value of the stock from the time it is awarded until the restrictions lapse). The U.S. subsidiary employer, if any, generally will be entitled to a deduction for the same amount.

     The foregoing provides only a very general description of the application of U.S. income tax laws to awards under the 1996 Stock Plan. The summary does not address the effects of foreign, state and local tax laws. Because of the complexities of the tax laws, participants under the 1996 Stock Plan are strongly urged to consult a tax advisor regarding these matters.

     Awards Granted. As of March 1, 1999, incentive and non-qualified stock options for a total of 1,047,050 shares at an average exercise price of $9.32 per share are outstanding under the 1996 Stock Plan. All of these options expire at various times during the years 2006 to 2008. As of such date, no other awards have been granted under the 1996 Stock Plan. Since inception of the 1996 Stock Plan, (a) options for a total of 47,950 shares have been exercised at an average exercise price of $9.19 and (b) options for the following number of shares have been granted under the 1996 Stock Plan to the named executive officers of the Company and specified groups: Larry J. Bump (Chairman and Chief Executive Officer), 185,000 shares; Paul

A. Huber (President and Chief Operating Officer), 100,000 shares;
M. Kieth Phillips (President of Willbros International, Inc.), 133,000 shares; Melvin F. Spreitzer (Executive Vice President and Chief Financial Officer), 133,000 shares; James R. Beasley (President of Willbros Engineers, Inc.), 108,000 shares; all current executive officers as a group, 659,000 shares; and all employees, excluding executive officers, as a group, 436,000 shares. All current directors who are not employees of the Company are not eligible to receive awards under the 1996 Stock Plan. Future awards under the 1996 Stock Plan are not yet determinable. The closing price for the Common Stock on the New York Stock Exchange on March 1, 1999, was $5-1/8.

Vote Required

     The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote "FOR" approval of this proposal.


                         PROPOSAL THREE

      RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed KPMG as the independent auditors of the Company for the fiscal year ending December 31, 1999. KPMG have been the independent auditors of Willbros since 1987. A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of KPMG as the Company's independent auditors. If the stockholders do not ratify the appointment of KPMG, the Board of Directors will reconsider the appointment.

     The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote "FOR" the ratification of KPMG as the Company's independent auditors for 1999.

     A representative of KPMG will be present at the Annual
Meeting. Such representative will be given the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

                   PRINCIPAL STOCKHOLDERS AND
                SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 1, 1999, by (a) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (b) each director and nominee for director of the Company,
(c) each of the executive officers of the Company named in the Summary Compensation Table below, and (d) all executive officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares.


                                                         Shares
                                                      Beneficially Percentage
Name of Owner or Identity of Group                       Owned     of Class(1)
----------------------------------                    ------------ -----------

Royce & Associates, Inc. (2)                            1,507,650       11.7%
Larry J. Bump (3)                                       1,178,526  (4)   9.0
Becker Capital Management, Inc. (5)                       969,100        7.5
Wellington Management Company, LLP (6)                    913,000        7.1
Putnam Investments, Inc. (7)                              692,100        5.4
Paul A. Huber                                              50,000  (8)     *
M. Kieth Phillips                                         398,550  (9)   3.1
Melvin F. Spreitzer                                       375,433 (10)   2.9
James R. Beasley                                          146,500 (11)   1.1
Peter A. Leidel                                            15,000 (12)     *
John H. Williams                                           12,000 (13)     *
Guy E. Waldvogel                                           11,000 (14)     *
Michael J. Pink                                             7,000 (15)     *
James B. Taylor, Jr.                                           --         --
All executive officers and directors as a group
   (10 people) (16)                                     2,194,009       16.3
------------
* Less than 1%.

(1) Shares of Common Stock which were not outstanding but which could be acquired by a person upon exercise of an option within 60 days of March 1, 1999, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.
(2) Information relating to the stockholder is as of December 31, 1998, and is based on the stockholder's Schedule 13G dated February 8, 1999, which was filed on behalf of Royce & Associates, Inc. ("Royce") and Charles M. Royce. Royce is a registered investment adviser. Mr. Royce may be deemed to be a controlling person of Royce, and as such may be deemed to beneficially own the shares of Common Stock owned by Royce.
     Mr. Royce does not own any shares of Common Stock outside of Royce and disclaims beneficial ownership of the shares held by Royce. Royce's address is 1414 Avenue of the Americas, New York, New York 10019.
(3)  The stockholder's address is 2431 East 61st Street,
     Suite 600, Tulsa, Oklahoma 74136-1267.
(4) Includes (a) 420,000 shares held in a family limited partnership in which Mr. Bump is the sole general partner,
     (b) 130,000 shares subject to stock options which are currently exercisable at an average exercise price of $9.55 per share, and (c) 40,936 shares held in the Willbros
     Employees' 401(k) Investment Plan (the "401(k) Plan") for the account of Mr. Bump.
(5) Information relating to the stockholder is as of December 31, 1998, and is based on the stockholder's Schedule 13G dated February 11, 1999, which was filed by Becker Capital Management, Inc. ("BCM").

     BCM is a registered investment adviser and may be deemed to beneficially own the shares which are held of record by clients of BCM. BCM has sole dispository and voting power over the shares held by its clients. BCM disclaims beneficial ownership of all such shares. The address of BCM is 1211 Southwest Fifth Avenue, Suite 2185, Portland, Oregon 97204.
(6) Information relating to the stockholder is as of December 31, 1998, and is based on the stockholder's Schedule 13G dated December 31, 1998, which was filed by Wellington Management Company, LLP ("WMC"). WMC is a registered investment adviser and may be deemed to beneficially own the shares which are held of record by clients of WMC. WMC shares dispository power over all 913,000 shares and shares the voting power over 538,000 shares held by its clients. The address of WMC is 75 State Street, Boston, Massachusetts 02109.
(7) Information relating to the stockholder is as of December 31, 1998, and is based on the stockholder's Schedule 13G dated January 26, 1999, which was filed by Putnam Investments, Inc. ("PI") on behalf of itself and Marsh & McLennan Companies, Inc. ("MMC"), Putnam Investment Management, Inc. ("PIM") and The Putnam Advisory Company, Inc. ("PAC"). PI, which is a wholly-owned subsidiary of MMC, wholly owns PIM and PAC, which are both registered investment advisers. The shares of Common Stock shown above represent shares beneficially owned by PIM. PIM shares dispository power over the shares as investment manager; however, the fund's trustee has the voting power over the shares held in the fund. MMC and PI disclaim beneficial ownership of the shares held by PIM and further state that neither of them have any power to vote or dispose of such shares of Common Stock. The address of PI, PIM and PAC is One Post Office Square, Boston, Massachusetts 02109. The address of MMC is 1166 Avenue of the Americas, New York, New York 10036.
(8) Represents 50,000 shares subject to stock options which are currently exercisable at an exercise price of $6.63 per share.
(9) Includes (a) 132,360 shares held in a family limited partnership in which Mr. Phillips is the sole general partner, (b) 133,000 shares subject to stock options which are currently exercisable or exercisable within 60 days of March 1, 1999, at an average exercise price of $9.60 per share, and (c) 10,250 shares held in the 401(k) Plan and allocated to the account of Mr. Phillips.
(10) Includes (a) 25,000 shares held in a trust, of which Mr. Spreitzer's wife is trustee, (b) 40,000 shares held in a family limited partnership in which Mr. Spreitzer is the sole general partner, (c) 91,500 shares subject to stock options which are currently exercisable at an average exercise price of $9.44 per share, and (d) 833 shares held in the 401(k) Plan and allocated to the account of Mr. Spreitzer.
(11) Includes (a) 46,490 shares held in a trust, of which Mr. Beasley's wife is trustee, and (b) 79,000 shares subject to stock options which are currently exercisable at an average exercise price of $9.89 per share.
(12) Includes (a) 11,000 shares subject to stock options which are currently exercisable at an average exercise price of $10.94 per share, and (b) 3,000 shares held by Mr. Leidel as custodian for his son and daughters.
(13) Includes 7,000 shares subject to stock options which are currently exercisable at an average exercise price of $10.25 per share. Does not include 2,000 shares owned by Mr. Williams' wife. Mr. Williams disclaims beneficial ownership over such shares.
(14) Represents 11,000 shares subject to stock options which are currently exercisable at an average exercise price of $10.94 per share.
(15) Represents 7,000 shares subject to stock options which are currently exercisable at an average exercise price of $10.25 per share.
(16) For specific information regarding each of the individuals, see footnotes (4) and (8) through (15) above.

                     EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information with respect to the compensation of the Company's Chief Executive Officer, each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during fiscal 1998, for services in all capacities to the Company and its subsidiaries during each of the Company's last three fiscal years.


                                                   Annual Compensation
                                           ----------------------------------
                                                                  Other Annual
         Name and                            Salary      Bonus    Compensation
    Principal Position         Year           (S)        (S)(1)      ($)(2)
--------------------------     ----          ------      ------   ------------

Larry J. Bump                  1998           366,000         -0-         -0-
 Chairman and Chief            1997           350,500     64,908           77
 Executive Officer             1996           337,000         -0-     149,013

Paul A. Huber                  1998            83,333         -0-         -0-
 President and Chief
 Operating Officer

M. Kieth Phillips(6)           1998           220,600         -0-         -0-
 President of                  1997           211,100     106,159          46
 Willbros International, Inc.  1996           203,000         -0-      37,951

Melvin F. Spreitzer            1998           217,500         -0-         -0-
 Executive Vice President      1997           208,000     104,609          41
 and Chief Financial Officer   1996           200,000         -0-      37,896

James R. Beasley               1998           152,500      47,408         -0-
 President of Willbros         1997           145,367      88,802         -0-
 Engineers, Inc.               1996           140,000         -0-      13,631
--------------


                                                      Long-Term Compensation
                                                      ----------------------
                                                               Awards
                                                               ------
                                                                  Securities
                                                      Restricted  Underlying
                                                        Stock      Options/
         Name and                                      Award(s)      SARs
    Principal Position         Year                      (S)        (#)(3)
--------------------------     ----                   ----------  -----------

Larry J. Bump                  1998                          -0-      110,000
 Chairman and Chief            1997                          -0-          -0-
 Executive Officer             1996                          -0-      158,010

Paul A. Huber                  1998                          -0-      100,000
 President and Chief
 Operating Officer

M. Kieth Phillips(6)           1998                          -0-       83,000
 President of                  1997                          -0-          -0-
 Willbros International, Inc.  1996                          -0-       71,000

Melvin F. Spreitzer            1998                          -0-       83,000
 Executive Vice President      1997                          -0-          -0-
 and Chief Financial Officer   1996                          -0-       71,000

James R. Beasley               1998                          -0-       58,000
 President of Willbros         1997                          -0-          -0-
 Engineers, Inc.               1996                          -0-       59,000
------------------


                                                       Long-Term Compensation
                                                      ------------------------
                                                       Payouts
                                                      ---------
                                                      Long-Term
                                                      Incentive     All Other
         Name and                                      Payouts    Compensation
    Principal Position         Year                      ($)           ($)
--------------------------     ----                    -------    ------------

Larry J. Bump                  1998                          -0-      8,000(4)
 Chairman and Chief            1997                          -0-      6,400
 Executive Officer             1996                          -0-      7,632

Paul A. Huber                  1998                          -0-    111,463(5)
 President and Chief
 Operating Officer

M. Kieth Phillips(6)           1998                          -0-      9,900(4)
 President of                  1997                          -0-      9,900
 Willbros International, Inc.  1996                          -0-     10,480

Melvin F. Spreitzer            1998                          -0-     11,500(4)
 Executive Vice President      1997                          -0-      9,900
 and Chief Financial Officer   1996                          -0-     10,373

James R. Beasley               1998                          -0-     13,334(4)
 President of Willbros         1997                          -0-      9,900
 Engineers, Inc.               1996                          -0-      9,500


--------------

(1) Consists of compensation paid under management incentive compensation plans and as discretionary bonuses.

(2) Consists of (a) the realizable value (on the date of exercise) of shares of stock purchased upon exercise of non-qualified stock options due to exercise price being below fair market value on the date of grant, and (b) that portion of interest paid, if any, on deferred compensation above 120% of the applicable federal rate. Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any named individual.

(3)  Consists solely of options to acquire shares of stock.

(4) Consists of Company contributions to the Company's (i) 401(k) Plan in the amount of $8,000 each for Messrs. Bump and Spreitzer and $6,400 each for Messrs. Phillips and Beasley, and (ii) Executive Life Plan in the amount of $3,500 each for Messrs. Phillips and Spreitzer and $6,934 for Mr. Beasley.

(5) Consists of reimbursement of moving expenses of $46,463 and cash payments totaling $65,000 for relocation of Mr. Huber.
     One-half of the cash amount for relocation was paid in 1998 and the remaining portion was paid in 1999.

(6)  Mr. Phillips retired from the Company effective March 31,
     1999. See "Employment Agreements, Termination of Employment and Change in Control Arrangements."

Option/SAR Grants In Last Fiscal Year

     The following table sets forth certain information with respect to options granted to the named executive officers of the Company during fiscal 1998. The Company has never granted any stock appreciation rights.



                                                         Individual Grants
                                                     -------------------------
                                                      Number of    % of Total
                                                      Securities    Options/
                                                      Underlying      SARs
                                                       Options/    Granted to
                                                         SARs      Employees
                                                       Granted     in Fiscal
         Name                                           (#)(1)        Year
-----------------------                              ------------  ----------

Larry J. Bump                                        50,000(2)(4)        7.68
                                                     60,000(3)(5)        9.22
Paul A. Huber                                        60,000(3)           9.22
                                                     40,000(3)(5)        6.14
M. Kieth Phillips                                    33,000(2)(4)        5.07
                                                     50,000(3)(5)        7.68
Melvin F. Spreitzer                                  33,000(2)(4)        5.07
                                                     50,000(3)(5)        7.68
James R. Beasley                                     33,000(2)(4)        5.07
                                                     25,000(3)(5)        3.84



                                                 Individual Grants
                                        -----------------------------------
                                                       Market
                                                       Price
                                        Exercise or   on Date
                                         Base Price   of Grant   Expiration
          Name                            ($/Sh)       ($/Sh)       Date
-----------------------                 -----------   --------   ----------

Larry J. Bump                                 14.94     14.9375   2/22/08
                                               6.63      6.6250  10/26/08
Paul A. Huber                                  6.63      6.6250  10/26/08
                                               6.63      6.6250  10/26/08
M. Kieth Phillips                             14.94     14.9375   2/22/08 (6)
                                               6.63      6.6250  10/26/08 (6)
Melvin F. Spreitzer                           14.94     14.9375   2/22/08
                                               6.63      6.6250  10/26/08
James R. Beasley                              14.94     14.9375   2/22/08
                                               6.63      6.6250  10/26/08



                                                       Potential Realizable
                                                         Value at Assumed
                                                          Annual Rates of
                                                            Stock Price
                                                         Appreciation for
                                                          Option Term(7)
                                                       ----------------------
          Name                                            5%($)      10%($)
------------------------                               ----------  ----------

Larry J. Bump                                             469,580   1,190,200
                                                          249,684     633,210
Paul A. Huber                                             249,684     633,210
                                                          166,456     422,140
M. Kieth Phillips                                         309,922     785,532
                                                          208,070     527,675
Melvin F. Spreitzer                                       309,922     785,532
                                                          208,070     527,675
James R. Beasley                                          309,922     785,532
                                                          104,035     263,837

------------------

(1) Consists solely of options to acquire shares of stock of the Company.

(2) The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment. The options become exercisable in 25 percent increments on February 23,1998, January 1, 1999, January 1, 2000, and January 1, 2001. The option exercise price may be paid in cash, by delivery of already-owned shares, in some instances by offset of underlying shares or pursuant to certain other cashless exercise procedures, or a combination thereof. Tax withholding obligations, if any, related to exercise may be paid by delivery of already-owned shares or by offset of the underlying shares, subject to certain conditions. Under the terms of the Company's 1996 Stock Plan, the Stock Plan Committee retains discretion, subject to plan limits, to modify the terms of the options and to reprice the options. In the event of a Change of Control, as defined in the Company's 1996 Stock Plan, the options become fully exercisable immediately.

(3) The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment. The options become exercisable in 25 percent increments on October 27, 1998, January 1, 1999, January 1, 2000, and January 1, 2001. The option exercise price may be paid in cash, by delivery of already-owned shares, in some instances by offset of underlying shares or pursuant to certain other cashless exercise procedures, or a combination thereof. Tax withholding obligations, if any, related to exercise may be paid by delivery of already-owned shares or by offset of the underlying shares, subject to certain conditions. Under the terms of the Company's 1996 Stock Plan, the Stock Plan Committee retains discretion, subject to plan limits, to modify the terms of the options and to reprice the options. In the event of a Change of Control, as defined in the Company's 1996 Stock Plan, the options become fully exercisable immediately.

(4) Each vesting date of the options shall be accelerated one year for each incremental $2.50 that the average of the daily closing sales prices of a share of Common Stock on the New York Stock Exchange over a period of 60 consecutive trading days exceeds $15.00 per share during the term of the options. The options are transferable under certain circumstances.

(5) Each vesting date of the options shall be accelerated one year from each incremental $2.50 that the average of the daily closing sales prices of a share of Common Stock on the New York Stock Exchange over a period of 60 consecutive trading days exceeds $6.63 per share during the term of the options. The options are transferable under certain circumstances.

(6)  As a result of retirement from the Company effective
     March 31, 1999, the options held by Mr. Phillips will now expire on March 31, 2004.

(7) Potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming that the market price of the underlying shares appreciates in value from the date of grant to the end of the option term at rates of 5% and 10%, respectively, compounded annually.

Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values

     The following table sets forth certain information with respect to options exercised by the named executive officers of the Company during fiscal 1998, and the number and value of unexercised options held by such executive officers at the end of the fiscal year. The Company has never granted any stock appreciation rights.


                                                         Shares
                                                        Acquired
                                                          on         Value
                                                        Exercise    Realized
          Name                                            (#)        ($)(1)
----------------------                                  --------    --------

Larry J. Bump                                                 -0-         -0-
Paul A. Huber                                                 -0-         -0-
M. Kieth Phillips (3)                                         -0-         -0-
Melvin F. Spreitzer                                           -0-         -0-
James R. Beasley                                              -0-         -0-



                                                      Number of Securities
                                                     Underlying Unexercised
                                                    Options/SARs at FY-End(#)
                                                   --------------------------
          Name                                     Exercisable  Unexercisable
----------------------                             -----------  -------------

Larry J. Bump                                          130,000         55,000
Paul A. Huber                                           50,000         50,000
M. Kieth Phillips                                       91,500         41,500
Melvin F. Spreitzer                                     91,500         41,500
James R. Beasley                                        79,000         29,000



                                                      Value of Unexercised
                                                          In-the-Money
                                                     Options/SARs at FY-End
                                                             ($)(1)(2)
                                                    ------------------------
          Name                                     Exercisable  Unexercisable
----------------------                             -----------  -------------

Larry J. Bump                                              -0-            -0-
Paul A. Huber                                              -0-            -0-
M. Kieth Phillips                                          -0-            -0-
Melvin F. Spreitzer                                        -0-            -0-
James R. Beasley                                           -0-            -0-


(1) Market value of the underlying securities at exercise date or fiscal year-end, as the case may be, minus the option exercise price.

(2)  The closing price for the Common Stock on the New York Stock
     Exchange on December 31, 1998, the last trading day of the fiscal year, was $5 9/16.

(3) The Stock Plan Committee authorized acceleration of the vesting of Mr. Phillips' unvested options. Accordingly, all of Mr. Phillips' options will be exercisable effective upon his retirement from the Company on March 31,1999.

                       Pension Plan Table

     The following table sets forth estimated annual lifetime retirement benefits payable to eligible employees (including the persons named in the Summary Compensation Table) under the Company's qualified retirement and non-qualified benefit restoration plans in the specified compensation and years of service classifications following retirement at age 65.


                                               Estimated Annual Lifetime
                                                Retirement Benefits for
                                               Years of Service Indicated
                                           ----------------------------------
Average
 Annual
Earnings                                    15 Years    20 Years    25 Years
--------                                   ----------  ----------  ----------

$125,000                                   $   33,385  $  44,452   $   55,611
 150,000                                       40,710     54,202       67,811
 175,000                                       48,035     63,952       80,011
 200,000                                       55,360     73,702       92,211
 300,000                                       84,660    112,702      141,001
 400,000                                      113,960    151,702      189,811
 600,000                                      172,560    229,702      287,411


                                                          Estimated Annual
                                                         Lifetime Retirement
                                                         Benefits for Years
                                                        of Service Indicated
                                                       ----------------------
Average
 Annual
Earnings                                                30 Years    35 Years
--------                                               ----------  ----------

$125,000                                               $   66,678  $   77,837
 150,000                                                   81,303      94,912
 175,000                                                   95,928     111,987
 200,000                                                  110,553     129,062
 300,000                                                  169,053     197,362
 400,000                                                  227,553     265,662
 600,000                                                  344,553     402,262

     The years of credited service for the persons named in the Summary Compensation Table as of December 31, 1998, are:
Larry J. Bump, 21 years; Paul A. Huber, 0 years; M. Kieth Phillips, 20 years; Melvin F. Spreitzer, 24 years; and James R. Beasley, 17 years. Amounts shown in the Pension Plan Table are straight life annuities for years of service classifications listed. The Pension Plan is an "excess" plan and is not offset by receipt of Social Security benefits or any other amounts.

     The Company maintains a contributory retirement plan for all eligible employees (excluding nonresident aliens, union members, and certain temporary and contract employees). Participants who retire at age 65 are entitled to receive retirement benefits determined on the basis of a formula reflecting years of credited service multiplied by a percentage of the final average salary. The final average salary is derived from base salary and annual bonus received in the highest-paid five consecutive years during the participant's total years of service with the Company.

     Benefits are nonforfeitable when a participant completes five years of vesting service. Benefits may commence when a participant reaches the later of Normal Retirement Date (age 65) or the five-year anniversary of the participation date. Reduced benefits may commence upon a participant's attaining age 55 and five years of participation. Multiple joint and survivor benefit options are available to married participants.

     Contributions are made by the Company based on the actuarially determined cost of accrued retirement benefits, subject to statutory limits. Employee contributions are 2% of compensation up to the limit imposed under Section 401(a)(17) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). Employee contributions and interest may be distributed upon the participant's request at termination or retirement, resulting in a reduced annuity for vested participants.

     In addition to the qualified retirement plan, the Company maintains an Executive Benefit Restoration Plan ("EBRP") to partially restore retirement benefits to its top four officers, which does not include Mr. Huber. Benefit reductions resulting from statutory limits will be partially replaced in the form of a lump sum benefit, according to the plan, which limits the amount of compensation to be used in calculating the restoration benefit to 150% of the participant's base salary. The Company makes an annual, actuarially calculated contribution to an irrevocable trust for future distributions from the EBRP.

Employment Agreements, Termination of Employment and Change in Control Arrangements

     During 1998, the Company had employment agreements with all of the executive officers of the Company except Mr. Huber.

     Effective January 1, 1996, the Company entered into
Employment Agreements with Messrs. Bump, Spreitzer and Phillips, which remained in effect until December 31, 1998. Effective
January 1, 1997, the Company entered into an Employment Agreement with Mr. Beasley, which also remained in effect until December 31, 1998. Under the Employment Agreements, each executive officer covered by an Employment

Agreement received an annual base salary each year at least equal to his total annual base salary in effect at the beginning of that year. Each Employment Agreement provided for salary adjustments for cost of living increases; the payment of bonuses at the discretion of the Board of Directors; and (except for Mr. Beasley) the eligibility to participate during calendar years 1996 through 1998 in the Willbros USA, Inc. Management Incentive Plan, dated January 1, 1996 (the "Incentive Plan"). Mr. Beasley was eligible to participate during calendar years 1997 and 1998 in the Willbros Engineers, Inc. Management Incentive Plan dated January 1, 1996.

     In October 1998, the Compensation Committee approved and recommended, and the Board of Directors adopted, the Willbros Group, Inc. Severance Plan (the "Severance Plan"), effective January 1, 1999. The Board of Directors adopted the Severance Plan in lieu of entering into new Employment Agreements with the executive officers and, accordingly, selected Messrs. Bump, Huber, Spreitzer, Phillips and Beasley as participants in the Severance Plan. The Severance Plan, which will remain in effect until December 31, 2004, provides that a participant whose employment is terminated other than for cause or who resigns due to a material reduction of compensation or other benefits when a change of control of the Company is imminent or within three years after a change of control of the Company has occurred, shall be entitled to a severance payment equal to three times his average annual compensation for the past five years (pro-rated to reflect assumed retirement at age 65 if the participant is age 62 or older at the time of termination) plus up to three years additional service credit under the Company's Pension Plan and EBRP plus an early retirement discount reduction. The Severance Plan also provides that a participant who voluntarily terminates his employment for reasons other than a material reduction of compensation or other benefits within one year after a change of control of the Company has occurred shall be entitled to a severance payment equal to two times his average annual compensation for the past five years (pro-rated to reflect assumed retirement at age 65 if the participant is age 63 or older at the time of termination) plus up to two years additional service credit under the Company's Pension Plan and EBRP plus an early retirement discount reduction. Finally, the Severance Plan provides that a participant whose employment is terminated other than for cause prior to a change of control of the Company shall be entitled to a severance payment equal to one hundred percent of his base salary then in effect. A participant who receives a severance payment under the Severance Plan will be subject to either a one year or two year competition restriction depending on the basis for the termination. All taxes on severance payments made under the Severance Plan are the participant's responsibility.

     On March 5, 1999, Willbros USA, Inc. ("Willbros USA") entered into a Separation Agreement with M. Kieth Phillips under which Mr. Phillips retired from employment with Willbros USA and all affiliated companies effective March 31, 1999. Pursuant to such Separation Agreement, Willbros USA made a lump sum payment to Mr. Phillips in the amount of $193,000. In connection with Mr. Phillips' retirement, the exercise date of certain stock options previously awarded to Mr. Phillips was accelerated. Commencing April 1, 1999, Mr. Phillips will serve as a consultant to Willbros International, Inc. pursuant to a four year Consulting Agreement. Under the Consulting Agreement, Mr. Phillips will receive quarterly retainers ranging from $62,500 to $25,000.

     All outstanding awards under the Company's 1996 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and free of all restrictions, in the event of a Change in Control of the Company, as defined in such Plan.

Report on Executive Compensation

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is responsible for establishing and administering the Company's executive officer salary and annual incentive compensation programs. The Stock Plan Committee of the Board of Directors (the "Stock Plan Committee") is responsible for administering the Company's 1996 Stock Plan. The majority of the Compensation Committee members and all of the Stock Plan Committee members are non-employee directors who are not eligible to participate in any of the Company's executive employee compensation programs. The Committees have access to independent compensation consultants and data.

     Executive Compensation Philosophy

     The Company's executive officer compensation program is designed to meet the following objectives:

      - To connect the interests of the executive officers with Company performance and the interests of stockholders;

      - To attract, retain and motivate executive employee talent;

      - To assure that a portion of each executive officer's total compensation is dependent upon the appreciation of the Company's Common Stock; and

      - To provide a balanced total compensation package that recognizes the individual contributions of each executive officer and the overall business performance of the Company.

These objectives are met through a program comprised of base salary, incentive compensation plans tied to annual operating performance levels, and long-term incentive opportunities primarily in the form of stock-based awards. Compensation decisions under the executive employee compensation program with respect to the Company's executive officers are made by the Compensation Committee and ratified by the full Board of Directors. During 1998, each of the Company's executive officers except Mr. Huber had an employment contract which established incentive compensation terms and minimum base salary.

     Executive Compensation Program

     The Compensation Committee conducts a full review of the Company's executive compensation program each year. This annual review includes analyzing survey data comparing the competitiveness of the Company's executive compensation to that of companies in similar lines of business or of comparable size and scope of operations. The Committee also considers compensation data compiled from surveys of a broader group of general industry companies supplied by nationally known compensation consulting firms.

     Base Salary. Each year the Compensation Committee considers base salary adjustments for each of the Company's executive officers, including a cost-of-living adjustment when appropriate. The Employment Agreements with the Company's executive officers (other than Mr. Huber) which were effective in 1998, specified that annual base salary percentage increases must be at least equal to the percentage increase in the published Consumer Price Index during the preceding calendar year.

     Annual Incentive Program. In 1998, the Company's executive officers (other than Mr. Huber) were eligible for annual cash incentive awards under Incentive Plans administered by the Compensation Committee. Each executive officer (other than
Mr. Huber) was eligible to earn an individual award expressed as a percentage of base salary. Executive officer incentive award opportunities varied by level of responsibility. There was no minimum incentive award. The maximum percentage of base salary payable as an incentive award ranged from 100% to 300%, depending on the executive officer's position. The awards were to be granted if a specified financial performance level was achieved. In each case, the performance level was defined as a minimum rate of return which average total net assets employed in the business (excluding cash, cash equivalents and debt) must earn. The plan design took into account the stockholders' interests by requiring the Company to achieve certain profitability levels before an executive officer was eligible to receive an annual incentive award. In addition, the Company's executive officers were eligible to receive discretionary bonus compensation as determined, on a subjective basis, by the Compensation Committee and/or the Board of Directors taking into account individual performance and merit.

     Long-Term Incentive Program. The Company's 1996 Stock Plan ("Stock Plan"), approved by the stockholders in 1996, permits the Stock Plan Committee, at its discretion, to grant various stock-based awards, including options, stock appreciation rights and restricted stock to the Company's executive officers, as well as to other key management employees. An option award may be either an incentive stock option ("ISO") or a non-qualified stock option ("NSO"). The Stock Plan Committee takes into account management's recommendations regarding the number of shares or options to be awarded to specific employees.

     To date, the Stock Plan Committee has granted only ISO and NSO awards. Both ISO and NSO awards entitle the employee to purchase a specified number of shares of the Company's Common Stock at a specified price during a specified period. Both the ISO awards and the NSO awards have a 10-year term. All ISO awards have an exercise price equal to the closing market price of the Common Stock on the day of the grant and they vest 25% in each successive calendar year, beginning with the year of grant. The most recent NSO awards have an exercise price equal to the closing market price of the Common Stock on the day of the grant and vest 25% in each successive calendar year, beginning with the year of grant, subject to acceleration based on stock price increases. Both types of awards are designed as an incentive for future performance by the creation of stockholder value over the long-term since the greatest benefit of the options is realized only if stock price appreciation occurs.

     Chief Executive Officer Compensation for 1998

     In November 1997, the Compensation Committee approved, and the Board of Directors ratified, a cost-of-living salary increase of 4.5% for Mr. Bump in accordance with the terms of his employment agreement. Mr. Bump did not earn a bonus for 1998 under the terms of the annual Incentive Plan described above. Further, Mr. Bump asked that he not be considered for a discretionary bonus in respect of 1998. As the Company's largest single individual stockholder, Mr. Bump continues to have strong incentive to create value for the Company's stockholders. In February 1998, the Stock Plan Committee granted Mr. Bump a NSO to purchase 50,000 shares of Common Stock. In October 1998, the Stock Plan Committee granted Mr. Bump a NSO to purchase an additional 60,000 shares of Common Stock. The granting of these options was based on a subjective analysis of Mr. Bump's performance.

     Policy Regarding Tax Deductibility of Executive Compensation

     Section 162(m) of the Code places a $1 million per person limitation on the United States tax deduction a U.S. subsidiary employer may take for compensation paid to the Company's Chief Executive Officer and its four other highest paid executive officers, except compensation which constitutes performance-based compensation as defined by the Code is not subject to the $1 million limit. The Compensation and Stock Plan Committees believe that no compensation otherwise deductible for 1998 was subject to this deductibility limit. The Stock Plan Committee generally intends to grant awards under the Company's 1996 Stock Plan consistent with the terms of Section 162(m) so that such awards will not be subject to the $1 million limit. In other respects, the Compensation and Stock Plan Committees expect to take such actions in the future as may be necessary to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with other objectives of the Company's compensation program. In doing so, the Compensation and Stock Plan Committees may utilize alternatives such as deferring compensation to qualify compensation for deductibility and may rely on grandfathering provisions with respect to existing compensation commitments. If any executive officer compensation exceeds this limitation, it is expected that such cases will represent isolated, nonrecurring situations arising from special circumstances.

      COMPENSATION COMMITTEE           STOCK PLAN COMMITTEE

      Melvin F. Spreitzer              Guy E. Waldvogel
      Guy E. Waldvogel                 John H. Williams
      John H. Williams

     The Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

     During 1998, Melvin F. Spreitzer, an executive officer of the Company, was a member of the Compensation Committee and participated in deliberations concerning executive officer compensation. The other two members of the Compensation Committee, Guy E. Waldvogel and John H. Williams, are non-employee directors of the Company.

     Since January 1, 1998, Mr. Spreitzer, an executive officer of the Company, has been indebted to the Company in amounts in excess of $60,000. The largest amount of such indebtedness outstanding during such period was $119,880. This indebtedness bears no interest and the outstanding balance of such indebtedness as of March 1, 1999, was $67,470. This indebtedness was incurred in connection with the exercise of options to purchase Common Stock and Preferred Stock of the Company pursuant to certain management and employee stock ownership plans. No shares will be sold in the future under these plans.

Performance Graph

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the period commencing August 15, 1996 (the date on which the Company's Common Stock began trading publicly), and ending on December 31, 1998, with the cumulative total return on the S&P 500 Index and the S&P Engineering & Construction Index. The comparison assumes $100 was invested on August 15, 1996, in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


           [     PERFORMANCE GRAPH APPEARS HERE     ]



                               15-Aug-96   31-Dec-96   31-Dec-97   31-Dec-98
                               ---------   ---------   ---------   ---------

Willbros Group, Inc.                 $100     $101.30     $155.85      $57.79

S&P Engineering &
 Construction Index                  $100      $90.76      $74.98      $66.18

S&P 500 Index                        $100     $112.66     $150.25     $193.18

------------------------------------
Source:  S&P Compustat Data Services

     The above performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


                      CERTAIN TRANSACTIONS

     Since January 1, 1998, certain executive officers of the Company have been indebted to the Company in amounts in excess of $60,000 under various notes. In the case of Messrs. Bump, Spreitzer and Phillips, such notes were issued to evidence certain loans by the Company to such officers in connection with the purchase of shares of Common Stock and Preferred Stock pursuant to certain management and employee stock ownership plans. No shares will be sold in the future under these plans. In the case of Mr. Huber, the note was issued to evidence a loan by the Company to facilitate Mr. Huber's purchase of a residence in Tulsa prior to the sale of his previous residence in Texas. The following table sets forth, as to the persons shown, the largest amounts of their indebtedness outstanding during such period, the interest rates, the final maturity dates and the outstanding balances of such indebtedness as of March 1, 1999:


                                                                   Outstanding
                        Largest                      Final           Balance
                       Amount of     Interest       Maturity       at March 1,
Name                  Indebtedness     Rate           Date            1999
----                  ------------  ----------  -----------------  -----------

Larry J. Bump             $433,181      0%       October 15, 2000    $260,288

M. Kieth Phillips          119,880      0        October 15, 2000      67,470

Melvin F. Spreitzer        119,880      0        October 15, 2000      67,470

Paul A. Huber              100,000      0       December 28, 1998         -0-



    SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Common Stock, to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC and the New York Stock Exchange, and to furnish the Company with a copy of each such report. SEC regulations impose specific due dates for such reports, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during and with respect to fiscal 1998.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during and with respect to fiscal 1998, all Section 16(a) filing requirements applicable to its officers, directors and more than 10% stockholders were complied with.


                         OTHER MATTERS

Matters Which May Come Before the Annual Meeting

     The Board of Directors knows of no matters other than those described in this Proxy Statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matter properly comes before the Annual Meeting for a stockholder vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

Proposals of Stockholders

     Proposals of stockholders intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received at the principal executive offices of the Company, Dresdner Bank Building, 50th Street, 8th Floor, P.O. Box 850048, Panama 5, Republic of Panama, on or before December 1, 1999, to be considered for inclusion in the Company's proxy statement and accompanying proxy for that meeting.

     If a stockholder, who intends to present a proposal at the Company's 2000 Annual Meeting of Stockholders and has not sought inclusion of the proposal in the Company's proxy materials pursuant to Rule 14a-8, fails to provide the Company with notice of such proposal by February 14, 2000, then the persons named in the proxies solicited by the Company's Board of Directors for its 2000 Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal.

Annual Report

     A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders upon written request to: Brian J. Heagler, Investor Relations, c/o Willbros USA, Inc., 600 Willbros Place, 2431 East 61st Street, Tulsa, Oklahoma 74136-1267.

                              By Order of the Board of Directors,



                              John N. Hove
                              Secretary

March 31, 1999
Panama City, Panama

                                                        EXHIBIT A


                       AMENDMENT NUMBER 1
                               TO
                      WILLBROS GROUP, INC.
                        1996 STOCK PLAN

     1. Introduction.  On April 16, 1996, the Board of Directors of
        ------------
Willbros Group, Inc. (the "Company") adopted, and on May 21, 1996, the stockholders of the Company approved, the Willbros Group, Inc. 1996 Stock Plan (the "Plan"). The Plan permits the granting of awards, including stock options, to key employees (including officers and directors who are employees) of the Company or its subsidiaries.

        Under the terms of the Plan, a total of 1,125,000 shares of common stock of the Company are available for issuance pursuant to awards granted under the Plan (subject to adjustment in the event of certain corporate transactions such as a stock split, etc.). The first sentence of Section 5(d) of the Plan provides that all incentive stock option awards must be granted within 10 years from April 16, 1996 (the date on which the Plan was adopted by the Board of Directors of the Company). By deleting this provision (see Section 3(b) below), the period in which incentive stock options may be granted under the Plan will be extended until the day that is ten years after the date this Amendment No. 1 is approved by the stockholders of the Company.

     2.  Purpose.  The purposes of this Amendment are to
         -------
(a) increase the total number of shares of common stock of the Company available for issuance pursuant to awards granted under the Plan from 1,125,000 shares to 2,125,000 shares, which will enable the Company to continue to grant awards under the Plan to attract and retain key employees of the Company and its subsidiaries, and (b) extend the date until which incentive stock options may be granted under the Plan to 10 years from the date on which this Amendment is approved by the stockholders of the Company.

     3.  Amendments.  The Plan shall be amended as follows:
         ----------

         (a) In the first paragraph of Section 4 of the Plan, the number "1,125,000" is deleted and the number "2,125,000" is substituted therefor.

         (b) The first sentence of Section 5d of the Plan is deleted.

     4.  No Change.  Except as specifically set forth herein,
         ---------
this Amendment does not change the terms of the Plan.

     5.  Effective Date.  This Amendment shall take effect and be
         --------------
adopted on the date that the stockholders of the Company approve this Amendment.

     Executed this 24th day of February, 1999.

ATTEST:                                WILLBROS GROUP, INC.


/s/  John N. Hove                      By:/s/  Larry J. Bump
-----------------------------          -----------------------------
John N. Hove                           Larry J. Bump
Secretary                              Chairman of the Board and
                                       Chief Executive Officer




                               A-1